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                                                                      EXHIBIT 99

               SUSQUEHANNA MEDIA CO. - 2003 FIRST QUARTER RESULTS

May 12, 2003

York, PA - Susquehanna Media Co. (Media) reported $80.5 million consolidated revenues for the first quarter ended March 31, 2003. Revenues increased $8.8 million or 12% compared to first quarter 2002. Quarterly operating income of $15.1 million represented a $2.3 million or an 18% increase over first quarter 2002.

On April 23, 2003, we issued $150.0 million of ten-year Senior Subordinated Notes (Notes) with interest at 7.375% payable semi-annually commencing on October 15, 2003. The Notes were issued at par. The $148.3 million net proceeds were used to immediately pay down the existing revolving credit facility.

On April 3, 2003, we signed a purchase agreement with Galaxy Cable, Inc. to purchase approximately 2,900 basic cable subscribers and related assets serving Canton, Mississippi for $5.0 million cash. We expect a second quarter closing utilizing existing credit facilities.

On February 11, 2003, we signed a purchase agreement with Lancaster-York Broadcasting, LLC to acquire WSOX-FM, a radio station licensed to Red Lion, Pennsylvania, for $23.0 million cash. We expect a late second quarter closing utilizing existing credit facilities.

In February 2003, Media, Radio and Cable corporate management groups and the York Cable system customer service and administrative staffs moved to an York, Pennsylvania office complex developed by a related party. The offices are located in a Keystone Opportunity Zone. Through the first quarter, capital expenditures related to this move totaled $3.6 million of an expected $5.0 million cost. Our investment and employment in the Keystone Opportunity Zone provides us state and local tax abatement through 2010.

RADIO
First quarter revenues of $44.9 million were $4.2 million or 10% greater than first quarter 2002. Radio's first quarter operating income was $7.9 million, a $1.0 million or 14% increase from 2002. Improved operating income was concentrated in our Dallas market, particularly in stations KPLX-FM and KDBN-FM.

Revenues on a same stations basis (excluding WHMA-AM that was sold in June 2002 and WYGY-FM that was acquired in September 2002) were $44.3 million, a $3.5 million or 9% increase over first quarter 2002. Operating income on a same stations basis was $8.3 million, an increase of $1.3 million or 18% over first quarter 2002.

CABLE
First quarter 2003 revenues totaled $33.0 million, a $4.8 million or 17% increase over first quarter 2001. Revenue growth came primarily from; increasing penetration of cable modem and digital services, the Lawrenceburg, Indiana cable system acquired in April 2002 and basic service rate increases implemented during first quarter 2003. Operating income was $7.8 million for the first quarter, an increase of $2.0 million or 34% over first quarter 2002. Operating expenses decreased $0.9 million to recognize programming credits for expired contracts. As of March 31, 2003, average monthly revenue per basic subscriber was $53.64, an increase of $5.28 or 11% over 2002.
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On a same systems basis (excluding the Lawrenceburg, Indiana cable system), first quarter Cable revenues were $31.5 million, a $3.3 million or 12% increase over first quarter 2002. First quarter operating income was $8.4 million on a same systems basis, a $2.6 million or 45% increase over 2002. Improved operating income was concentrated in York and Williamsport, Pennsylvania and Brunswick, Maine and was related to performance of new product lines and basic rate increases. Operating expenses were also reduced by the $0.9 million adjustment for programming credits on expired contracts.

Cable capital expenditures totaled $7.1 million for first quarter 2003. Plant rebuild efforts in the Lawrenceburg, Indiana and Brunswick, Maine systems totaled $2.6 million. In addition to rebuild activity, Cable's corporate management group and its York system purchased new general and administrative office spaces at a cost of $1.9 million. The balance of Cable capital expenditures was made for customer premise equipment and for scaleable infrastructure (scaleable infrastructure is defined as headend and other equipment that requires additional investment as subscriber counts increase). The largest expenditure in scalable infrastructure was $1.2 million for headend equipment necessary to meet growing demand for our cable modem product.

INTERNET AND OTHER
First quarter revenues totaled $2.6 million, a $0.2 million or 7% decrease from first quarter 2002. Operating loss for Susquehanna Data (Internet) increased $0.1 million in first quarter 2003 to an operating loss of $0.1 million.

GENERAL
Attached for your review is a schedule of unaudited selected financial information for the three-month periods ended March 31, 2003 and 2002.

CONFERENCE CALL
A conference call is scheduled to review Susquehanna Media Co.'s 2003 first quarter results on Thursday, May 15, 2003 at 11:00 am EDT. To participate in this conference call, please dial (877) 326-2337. The participant code is 7055494.

* * * * * * *
Some of the statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," or "anticipates' or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than of historical facts included herein, including those regarding market trends, the Company's financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in the Company's markets), acquisition opportunities, expectations and estimates concerning future financial performance, financing plans, the Company's ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting the Company's business, nonrenewal of cable franchises, decreases in the Company's customers advertising and entertainment expenditures and other factors over which the Company may have little or no control.



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                     Susquehanna Media Co. and Subsidiaries
                         Selected Financial Information
               (Dollars in thousands, except Cable Operating Data)

                                                                    THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                  2003                  2002
                                                               -----------          -----------
INCOME STATEMENT DATA:
   Revenues:
        Radio .........................................        $    44,917          $    40,738
        Cable .........................................             32,990               28,210
        Internet ......................................              2,554                2,761
                                                               -----------          -----------
            Total .....................................             80,461               71,709
   Operating Income
        Radio .........................................              7,948                6,931
        Cable .........................................              7,840                5,766
        Internet and other ............................               (664)                 156
                                                               -----------          -----------
        Total .........................................             15,124               12,853
   Depreciation and amortization
        Radio .........................................              1,646                1,317
        Cable .........................................              6,209                4,952
        Internet and other ............................                 51                   25
                                                               -----------          -----------
        Total .........................................              7,906                6,294
OTHER FINANCIAL DATA:
   ESOP expense
        Radio .........................................              1,700                1,706
        Cable .........................................                512                  488
        Internet and other ............................                 38                   34
                                                               -----------          -----------
        Total .........................................              2,250                2,228
   Radio employee stock plan revaluation ..............                 --                   --
   Cable performance share plan revaluation ...........                 --                   --
   Goodwill impairment loss ...........................                 --                   --
   Interest expense, net ..............................              6,525                7,255
   Interest income from loans to Parent (1) ...........              1,704                1,769
   Capital expenditures ...............................              8,681                3,048
   Total Long-term debt ...............................            512,179              474,509

CABLE OPERATING DATA:
   Homes passed .......................................            299,803              269,120
   Total customers (2) ................................            206,160              194,794
   Total customer penetration (3) .....................               68.8%                72.4%
   Basic video subscribers ............................            205,214              194,794
   Internal growth of subscribers (4) .................               -0.3%                 0.0%
   Basic video penetration (5) ........................               68.4%                72.4%
   Digital terminals (6) ..............................             49,317               35,891
   Digital terminal penetration (7) ...................               24.0%                18.4%
   Cable modems (8) ...................................             30,101               17,770
   Cable modem penetration (9) ........................               12.1%                 9.0%
   Premium units (10) .................................             64,217               71,108
   Premium penetration (11) ...........................               31.3%                36.5%
   Average monthly revenue per basic
        subscriber (12) ...............................        $     53.64          $     48.36
   Cable capital expenditures .........................        $ 7,079,000          $ 2,433,000

(1)      Interest income on loans by Media to its Parent to fund the ESOP.
(2) Total customers represent the sum of basic video customers and cable modem only customers.
(3) Total customer penetration represents total customers as a percentage of homes passed.
(4) Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.
(5) Basic video penetration represents basic subscribers as a percentage of homes passed.
(6) Digital terminals represents the aggregate number of digital terminals that are billed for service.
(7) Digital terminal penetration represents digital terminals deployed as a percentage of basic subscribers.
(8) Cable modems represents the aggregrate number of cable modems that are billed for service.
(9) Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.
(10) Premium units represents the aggregate number of individual premium services (e.g. HBO, Cinemax, Showtime) which customers have subscribed.
(11) Premium penetration represents premium units as a percentage of basic subscribers.
(12) Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.

IN ACCORDANCE WITH REGULATION G, SOME PREVIOUSLY PERMITTED DISCLOSURES HAVE BEEN ELIMINATED.